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                                                                EXHIBIT 2.2




                               FIRST AMENDMENT TO
                          ASSET ACQUISITION AGREEMENT


         THIS FIRST AMENDMENT TO ASSET ACQUISITION AGREEMENT ("Amendment") is made and entered into this 22nd day of July, 1996, by and among PRICELLULAR CORPORATION, a Delaware corporation ("PriCellular"), EASTERN WIRELESS CORPORATION, a Delaware corporation (the "Purchaser") and HORIZON CELLULAR TELEPHONE COMPANY OF MONONGALIA, L.P., a Delaware limited partnership (the "Seller").


                              W I T N E S S E T H:


         WHEREAS, the Purchaser, PriCellular and the Seller are parties to that certain Asset Acquisition Agreement (the "Agreement"), dated as of May 8, 1996; and

         WHEREAS, the Purchaser, PriCellular and the Seller desire to modify and amend certain provisions in the Agreement;

         NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, PriCellular and the Seller, intending to be legally bound hereby, agree as follows:

                 1. Capitalized terms used herein shall have the meanings set forth in the Agreement unless otherwise provided hereunder.

                 2. Sections 2.1(a) and (b) of the Agreement are hereby amended as follows:

                          Notwithstanding anything in the Agreement or the
                 Escrow Agreement to the contrary, the Purchaser and the Seller agree that the One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) which was paid by the Purchaser to the Escrow Agent upon the execution of the Agreement, together with any interest earned on such sum thereafter, shall be returned by certified check or electronic transfer to the Purchaser at Closing. Following the transfer by the Escrow Agent of such funds as required hereby, the Purchaser shall cause to be deposited Four Million Dollars ($4,000,000) with the Escrow Agent which shall be held and released by the Escrow Agent pursuant to the Escrow Agreement, as amended.
                 The second sentence of Section 2.1(b) is hereby deleted. The Escrow Agreement is hereby amended consistent with the provisions hereof as reflected in Exhibit A attached hereto and incorporated herein by this reference.

                 3. Sections 2.3(b) and (d) of the Agreement are hereby deleted.


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                 4.       Section 13.11 of the Agreement is hereby amended by
         deleting it in its entirety and substituting in lieu thereof the following:

                          Neither this Agreement nor any of the rights or
                 obligations hereunder may be assigned (including by operation of law) by any party without the prior written consent of the other party which consent shall not be unreasonably delayed, conditioned or withheld; provided that the Purchaser shall be entitled to assign all of its right, title and interest under the Agreement, the Escrow Agreement, Instrument of Assumption and any related agreements (collectively, the "Documents"), without the Seller's consent, to its affiliate Northland Cellular Corporation pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit B and incorporated herein by this reference; and provided further that the Purchaser's rights under the Documents, as amended, may be assigned to Bank One Trust Company, N.A., a national banking association or another "qualified intermediary" without the consent of the Seller in order to facilitate a like-kind exchange under
                 Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                 5. Section 2.5 of the Agreement is hereby amended by adding the following at the end thereof:

                          Notwithstanding anything to the contrary in this
                 Section 2.5, the Purchaser and the Seller acknowledge and agree that if, and to the extent, the Purchaser consummates a like-kind exchange under Section 1031 of the Code, Section 1031 of the Code will override the application of Section 1060 of the Code. Accordingly, although the Purchaser will not assert for income tax purposes any allocation of the Acquisition Price that differs from that determined pursuant to this section, the Purchaser's IRS Form 8594 will cover only that portion of the Purchased Assets, if any, that are not subject to Section 1031 of the Code.

                 6. The Agreement is hereby amended by adding the following new section which shall be designated as Section 13.18:

                          At the request of the Purchaser and at no cost to the
                 Seller, the Seller will agree to take all actions reasonably requested by the Purchaser in order to effectuate all or any part of the transactions contemplated by this Agreement as a like-kind exchange in accordance with Section 1031 of the Code and the rules and regulations thereunder. Purchaser agrees to indemnify Seller pursuant to Section 11 hereof for any Losses incurred by Seller in connection with such actions.

                 7. All other terms and conditions of the Agreement shall remain the same and in full force and effect, and all references to the Agreement shall be deemed to include and incorporate this Amendment.


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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.

                                        HORIZON CELLULAR TELEPHONE COMPANY OF
                                        MONONGALIA, L.P.

                                        By:  KCCGP, L.P., its general partner

                                        By:  Horizon G.P., Inc., its general
                                             partner


                                        By: /s/ BRUCE M. HERNANDEZ
                                           ---------------------------------
                                           Bruce M. Hernandez
                                           Vice President


                                        PRICELLULAR CORPORATION


                                        By: /s/ ROBERT PRICE
                                           ---------------------------------
                                           Robert Price
                                           President


                                        EASTERN WIRELESS CORPORATION


                                        By: /s/ ROBERT PRICE
                                           ---------------------------------
                                           Robert Price
                                           President



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